Exhibit 10.35(a)

AMENDMENT NO. 1 AND INCREMENTAL JOINDER TO
REVOLVING CREDIT AGREEMENT

AMENDMENT NO. 1 AND INCREMENTAL JOINDER dated as of September 27, 2013 (this “Amendment”) to the Revolving Credit Agreement dated as of December 13, 2012 (the “Credit Agreement”) among Spansion LLC, the Guarantors party thereto, the Lenders party thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent and Documentation Agent, Morgan Stanley Bank, N.A. as Swing Line Lender and Issuing Bank, Barclays Bank PLC, as Collateral Agent, and Morgan Stanley Senior Funding, Inc. and Barclays Bank PLC, as Joint Lead Arrangers and Joint Book Runners. Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Credit Agreement as amended by this Amendment.

RECITALS:

The Borrower has requested certain amendments to the Credit Agreement on behalf of itself and the other Loan Parties, and the other parties hereto are willing, on and subject to the terms and conditions set forth herein, to effect such amendments. In addition, the Borrower has requested an increase in the aggregate Revolving Commitments of $20,000,000 as an Incremental Facility pari passu with and as part of a single facility with the existing Revolving Commitments and Silicon Valley Bank is willing, on and subject to the terms and conditions set forth herein, to provide such New Revolving Loan Commitments on the date of this Agreement, which shall be the “Increased Amount Date” for the Incremental Facility implemented by this Amendment.

Therefore, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Amendment of Consolidated EBITDA Definition. (a) The definition of “Consolidated EBITDA” in Section 1.01 is hereby amended by adding a new proviso to the end thereof to read in full as follows:

provided that, solely for any determination of Consolidated EBITDA for purposes of Section 7.11 (and without duplication of amounts included in clause (a) or (b) above), Consolidated EBITDA attributable to the AM Business (A) for each fiscal quarter ending on or after December 31, 2012 and prior to September 29, 2013 (in each case, pro forma as if the AM Business acquisition had occurred at the beginning of such period), shall be deemed to be $10,000,000 and (B) for each such period ending on and after September 29, 2013 and not later than June 29, 2014, shall be based upon actual operating performance since the acquisition of the AM Business on August 1, 2013 (as determined in good faith by Holdings as the attributable portion of Consolidated EBITDA that would have been generated by the AM Business if it had been owned and operated by, and fully integrated with, the Borrower during such period, otherwise determined in accordance with and taking into account any adjustments pursuant to clause (a) and clause (b) above) (e.g., if the Consolidated EBITDA attributable to the AM Business in the two months since acquisition, determined as provided above, was $5,000,000, such amount shall equate to $7,500,000 for the fiscal quarter ending September 29, 2013).

(b) The following definition is accordingly added to Section 1.01 of the Credit Agreement in appropriate alphabetical order:

“AM Business” means certain subsidiaries, assets and liabilities, including approximately 1,200 patents and patent applications, of Fujitsu Semiconductor Limited, a Japanese corporation (“Fujitsu”), acquired by Borrower on August 1, 2013 for purposes of acquiring Fujitsu’s business of designing, developing, marketing and selling analog semiconductor and microcontroller products.

Section 2. Addition of Quick Ratio Covenant. (a) Section 7.11 of the Credit Agreement is modified by adding a new clause (c) to read in full as follows:

(c)     Consolidated Quick Ratio. Permit (i) the Consolidated Quick Ratio determined on the last day of any fiscal quarter of Holdings to be less than 1.25 to 1.0 or (ii) the amount of cash, Cash Equivalents and other short-term marketable investments of Holdings and its Subsidiaries (determined on a consolidated basis) to be less than $150.0 million.

(b) The following definition is accordingly added to Section 1.01 of the Credit Agreement in appropriate alphabetical order:

“Consolidated Quick Ratio” means at any time the ratio, determined for Holdings and its Subsidiaries on a consolidated basis at such time, of (i) the sum of (x) the amount of cash, Cash Equivalents and other short-term marketable investments plus (y) the amount of current accounts receivable arising in the ordinary course of business, net of any bad debt reserve, in each case except to the extent the foregoing are subject to a Lien (other than Liens permitted under clause (a), (b) or (c) of Section 7.01) to (ii) the amount of current liabilities (other than acquired pension liabilities that are fully funded).

Section 3. Addition of Issuing Bank and Syndication Agent. (a) The definition of “Issuing Bank” in Section 1.01 of the Credit Agreement is amended to read in full as follows:

“Issuing Bank” means Morgan Stanley Bank, N.A. or Silicon Valley Bank, each in its capacity as an issuing bank with respect to Letters of Credit, together with its respective permitted successors and assigns in such capacity, and “Issuing Bank” means, with respect to any particular Letter of Credit or requested Letter of Credit or matters relating thereto (including without limitation reimbursement obligations with respect thereto), the particular Issuing Bank that issued such Letter of Credit.

(b) Silicon Valley Bank is hereby designated as a Syndication Agent, and a new definition is added to Section 1.01 of the Credit Agreement to read in full as follows:

“Syndication Agent” means Silicon Valley Bank, in its capacity as Syndication Agent hereunder.

(c) Section 9.12 of the Credit Agreement is amended to read in full as follows:

9.12 Agents and Arrangers. Except as otherwise set forth herein, the Documentation Agent, the Syndication Agent and any arrangers shall not have any right, power, obligation, liability, responsibility or duty under this Agreement (or any other Loan Document) other than those applicable to all Lenders as such. Without limiting the foregoing, the Documentation Agent, the Syndication Agent and such arrangers shall not have or be deemed to have any fiduciary relationship with any other Lender. Each Lender acknowledges that it has not relied, and will not rely, on the Documentation Agent, the Syndication Agent or any arranger in deciding to enter into this Agreement and each other Loan Document to which it is a party or in taking or not taking action hereunder or thereunder.

(d) Section 11.21 of the Credit Agreement is amended to read in full as follows:

11.21 Agents; Arrangers. Notwithstanding anything herein to the contrary, none of the Persons named on the cover page of this Agreement as a Joint Lead Arranger, a Joint Book Runner or as the Documentation Agent, or otherwise designated as such or as Syndication Agent hereunder, shall have any duties or obligations under this Agreement except in its capacity as a Lender, but all such Persons, as a Lender, shall have the benefit of the indemnities provided for hereunder. Without limiting the foregoing, none of such Persons shall have or be deemed to have a fiduciary relationship with any Lender as a result of this Agreement. Each Lender hereby makes the same acknowledgements with respect to the relevant Persons in their respective capacities as Joint Lead Arranger, Joint Book Runner or as the Documentation Agent or Syndication Agent, as applicable, as it makes with respect to the Administrative Agent in Section 11.16 above.

Section 4. Revision of Lien Covenant Relating to Japanese Receivables Subsidiary. Section 7.01(j) is amended to read in full as follows:

(j)     Liens on (i) any property of foreign Subsidiaries and (ii) the accounts receivable owned by the Japanese Receivables Subsidiary, in each case securing Indebtedness of such Subsidiary permitted in Section 7.02(h) or (j), respectively;

Section 5. New Revolving Loan Commitment. Subject to and upon the terms and conditions set forth herein and in the Credit Agreement, Silicon Valley Bank severally agrees, in its capacity as a New Revolving Loan Lender, to make Revolving Loans to the Borrower from and after the Amendment Effective Date and thereafter during the Revolving Commitment Period, in an aggregate amount up to but not exceeding $20,000,000 (the “New Revolving Loan Commitments”), which New Revolving Loan Commitments (i) shall be pari passu with and constitute a single tranche with the Revolving Loan Commitments initially comprising the Closing Date Facility (and, for the avoidance of doubt, shall have a Maturity Date of December 13, 2017 and the same Applicable Margin and Applicable Revolving Commitment Fee Percentage) and (ii) without limitation of the foregoing, all Obligations with respect thereto shall be secured by the security interest in the Collateral granted to the Collateral Agent on behalf of the Secured Parties. The Borrower represents and warrants that there are no outstanding Revolving Loans on the Amendment Effective Date.

Section 6. Amendment to Conditions Precedent to Each Credit Extension. Clause (a)(ii) of Section 4.02 is amended to read in full as follows:

(ii)      after making the Credit Extensions requested on such Credit Date, (x) the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect, (y) the Senior Secured Leverage Ratio shall not be greater than 2.75:1.00 and (z) the Borrower would be in compliance with each of clauses (a) and (b) of Section 7.11 as of the last day of the fiscal quarter then most recently ended, but determined in each case without giving effect to the minimum utilization condition beginning with the word “unless” therein;

Section 7. Representations and Warranties. To induce the other parties hereto to enter into this Amendment, Holdings represents and warrants to each other party hereto that as of the date hereof and as of the Amendment Effective Date with respect to itself and each other Loan Party:

(a)     This Amendment has been duly executed and delivered by each Loan Party that is party hereto. This Amendment constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party hereto in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(b)     The execution, delivery and performance of this Amendment by each Loan Party party hereto have been duly authorized by all necessary corporate or other organizational action, and do not and will not (i) contravene the terms of any of such Person’s Organization Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (A) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any Law.

(c)     No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Amendment, except for authorizations, approvals, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect.

(d)     The representations and warranties of each Loan Party set forth in Article 5 of the Credit Agreement and in the other Loan Documents are true and correct (or, in the case of any representation and warranty that is not by its express terms limited by a materiality or “Material Adverse Effect” exception or qualifier, true in all material respects) on and as of the Amendment Effective Date (other than with respect to any representation and warranty that expressly relates to an earlier date, in which case such representation and warranty is true and correct as of such earlier date).

(e)     After giving effect to the Amendments and the transactions contemplated thereby, no Default has occurred and is continuing.

(f)     The Borrower and its Subsidiaries are in pro forma compliance with each of the covenants set forth in Section 7.11 as of the last day of the most recently ended fiscal quarter after giving effect to such New Revolving Loan Commitments (assuming borrowing of the full amount of the Revolving Commitments) and this Amendment.

Section 8. Reaffirmation. Each Loan Party hereby (i) confirms that each Loan Document to which it is a party or is otherwise bound and all Collateral encumbered thereby will continue to guarantee or secure, as the case may be, to the fullest extent possible in accordance with the Loan Documents, the payment and performance of the Obligations and (ii) confirms that it has granted to the Collateral Agent for the benefit of the Secured Parties a continuing lien on and security interest in and to such Loan Party’s right, title and interest in, to and under all Collateral as collateral security for the prompt payment and performance in full when due of the Obligations (whether at stated maturity, by acceleration or otherwise).

Section 9. Conditions to Effectiveness. The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent (the date on which all of such conditions shall first be satisfied, the “Amendment Effective Date”):

(a)     The Administrative Agent shall have received from the Borrower and each other Loan Party party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page) that such party has signed a counterpart of this Amendment.

(b)     The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Amendment and any other legal matters relating to the Loan Parties and the Loan Documents, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(c)     The Administrative Agent shall have received a certificate dated as of the Amendment Effective Date, and signed by a Responsible Officer of the Borrower, certifying that (i) the representations and warranties set forth in Section 6 of this Amendment are true as of the Amendment Effective Date and (ii) the conditions set forth in this Section 8 and Section 4.02 of the Credit Agreement have been satisfied on and as of the Amendment Effective Date (other than conditions that are subject to the satisfaction of the Agent).

(d)     The Loan Parties shall have paid, or have caused to be paid, all costs and reasonable out-of-pocket expenses of the Administrative Agent in connection with this Amendment (including counsel fees and disbursements) required to be reimbursed or paid by any Loan Party under the Loan Documents.

(e)     Borrower shall have paid to Silicon Valley Bank, as fee compensation for the unfunded Revolving Commitment represented by the Incremental Facility implemented by this Amendment, a closing fee in an amount equal to $75,000 (0.375% of $20,000,000, the stated principal amount of such Revolving Commitment). Such closing fee will be in all respects fully earned, due and payable on the date of this Amendment and non-refundable and non-creditable thereafter.

The Administrative Agent shall notify the Borrower and the Lenders of the Amendment Effective Date and such notice shall be conclusive and binding.

Section 10. Effect of Amendment. (a) Except as expressly set forth herein or in the Credit Agreement, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Agents under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement prior to giving effect to this Amendment (the “Existing Credit Agreement”) or any other provision of the Existing Credit Agreement or of any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle the Borrower to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Existing Credit Agreement, the Credit Agreement or any other Loan Document in similar or different circumstances.

(b)     On and after the Amendment Effective Date, each reference in the Existing Credit Agreement to “this Agreement”, “hereunder”, “hereof’, “herein”, or words of like import, and each reference to the “Credit Agreement” in any other Loan Document shall be deemed a reference to the Credit Agreement as amended by this Amendment. This Amendment shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.

Section 11. Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

Section 12. Costs and Expenses. The Borrower agrees to reimburse the Administrative Agent for its costs and reasonable out-of-pocket expenses (including counsel fees and disbursements) in connection with this Amendment.

Section 13. Counterparts. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Amendment by telecopy or pdf by email will be effective as delivery of a manually executed counterpart of this Amendment.

Section 14. Headings. Section headings herein are included for convenience of reference only and are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

Section 15. Severability. If any provision of this Amendment or any other Loan Document is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Amendment and the other Loan Documents shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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SPANSION LLC, a Delaware limited liability company, as Borrower

By:	/s/ Randy W. Furr
Name: Randy W. Furr
Title: Corporate Executive Vice President and Chief Financial Officer

SPANSION INC., a Delaware corporation, as a Guarantor

By:	/s/ Randy W. Furr
Name: Randy W. Furr
Title: Corporate Executive Vice President and Chief Financial Officer

SPANSION TECHNOLOGY LLC, a Delaware limited liability company, as a Guarantor

By:	/s/ Randy W. Furr
Name: Randy W. Furr
Title: Corporate Executive Vice President and Chief Financial Officer

MORGAN STANLEY SENIOR FUNDING, INC., as a Lender, Issuing Bank and as Administrative Agent

By:	/s/ Scott Jensen
Name: Scott Jensen
Title: Authorized Signatory

BARCLAYS BANK PLC

By:	/s/ Ronnie Glenn
Name: Ronnie Glenn
Title: Vice President

SILICON VALLEY BANK, as Lender, Issuing Bank and Syndication Agent

By:	/s/ Gregory Peterson
Name: Gregory Peterson
Title: Vice President